Exhibit (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 100 to the registration statement of Scudder International Fund, Inc. on Form N-1A ("Registration Statement") of our report dated October 26, 2004 relating to the financial statements and financial highlights which appear in the August 31, 2004 Annual Report to Shareholders of Scudder International Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 30, 2004